Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JULY SALES AND SECOND QUARTER EPS OUTLOOK

HOUSTON, TX, August 9, 2007 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four-week July period beginning July 8, 2007 and ending August 4, 2007 increased 7.0% to $109.2 million from $102.1 million for the prior year four-week July period beginning July 2, 2006 and ending July 29, 2006.  The Company noted that the referenced prior year sales results exclude inventory liquidation sales of $10.5 million generated by the acquired B.C. Moore stores prior to their conversion to Peebles stores.  Comparable store sales for the month decreased 1.7% versus an increase of 6.2% last year.

The Company’s top performing categories of business during the month included dresses, which posted a comparable stores sales increase of 14.3%, and cosmetics at 12.4%.

For the second quarter ended August 4, 2007, the Company reported that its total sales increased 8.9% to $359.2 million from $329.7 million for last year’s second quarter ended July 29, 2006.  The Company noted that the referenced prior year sales results exclude inventory liquidation sales of $32.4 million generated by the acquired B.C. Moore stores prior to their conversion to Peebles stores. Comparable store sales for the second quarter grew 0.5% versus an increase of 4.5% for the prior year period.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “Unusually heavy rains and flooding conditions throughout much of July in many of our south central markets, and a generally lackluster retail environment, negatively impacted our July and second quarter sales results.  Although we did not reach our sales goals for the quarter, our gross margin results were better than we had anticipated due to tighter inventory management practices versus our summer sales trend, which resulted in less aggressive pricing of our clearance merchandise during the second quarter.  As a result, we still expect to report Q2 earnings within the lower end of our previously provided guidance range of $0.23 to $0.26 per diluted share.  We will provide our updated full year sales and earnings outlooks when we announce our second quarter results in two weeks.”

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Stage Stores Reports July Sales
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The Company plans to report its second quarter results before the market opens on Thursday, August 23, 2007, and will hold a conference call and webcast the same day beginning at 8:30 a.m. Eastern Time.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2007	2006	2007	2006
1st Quarter	0.1%	3.2%	$358.2	$343.5
May	1.7	4.0	116.6	116.1
June	1.4	3.5	133.4	133.4
July	(1.7)	6.2	109.2	112.6
2nd Quarter	0.5	4.5	359.2	362.1
Year-To-Date (6 Mos)	0.3	3.8	717.4	705.6

Store Activity

During July, the Company opened a new Stage store in Page, Arizona and a new Palais Royal store in Kingwood, Texas.  These two July openings brought the total number of stores opened during the first half of the year to fourteen, and kept the Company on track to meet its full year goal of opening 45 new stores.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 668 stores located in 33 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

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“Safe Harbor” Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company’s earnings outlook for the second quarter of the 2007 fiscal year, as well as comments regarding the number of stores that the Company intends to open during the year.  The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 3, 2007 and other factors as may periodically be described in other Company filings with the SEC.

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